Exhibit 10.17

FORM OF SCIENTIFIC ADVISORY BOARD AGREEMENT

This Agreement is made as of _____________ ___, 2005, between Modigene Inc. (the "Company"), and ____________________ (the "Consultant"'), and shall be effective as of the date this Agreement has been approved by the Board of Directors of the Company (the "Effective Date"). Consultant has been involved in fields of particular interest to the Company. The Company wishes to retain Consultant in a consulting capacity as a member of the Company's Scientific Advisory Board (the "SAB"), and Consultant desires to perform such consulting services. Accordingly, the parties agree as follows:

1. Services. Consultant will serve as a member of the SAB, attend SAB meetings, and advise the Company's management, employees and agents, at reasonable times, in matters related to the relevant field of interest, as requested by the Company as set forth below. The field of interest for consulting hereunder involves technologies for cardiovascular medicine (the "Field of Interest"). Consultant shall be required to attend four meetings of the SAB per year. Consultation may be sought by the Company over the telephone, in person at Consultant's office, at the Company's offices or another reasonable location or through written correspondence, and will involve engaging in, providing Consultant’s expertise as applied to, as well as reviewing activities and developments in the Field of Interest.

2. Compensation. In consideration for Consultant's services provided under this Agreement, Consultant will be granted nonstatutory stock options pursuant to the Company's 2005 Stock Option Plan (the “Plan”) exercisable to purchase 25,000 shares of the Company’s Common Stock, par value $.001 per share, at an exercise price of $1.50 per share. The options will vest annually in four equal increments, with the first increment vesting on the one year anniversary of the Effective Date. In the event that this Agreement is terminated, any unvested options shall be terminated and cancelled and any vested options shall be exercisable in accordance with and subject to the terms of the Plan. For meetings with the Company’s representative(s) in excess of the four required meetings per year, the Company shall pay Consultant a mutually agreed upon per diem rate. Reasonable expenses of Consultant incurred at the request of the Company (including travel expenses incurred in connection with Company related business) will be reimbursed promptly by the Company, subject to customary verification.

3. Term. The term of this Agreement will begin on the Effective Date of this Agreement and will end on the first anniversary of the Effective Date or upon earlier termination as provided below (the "Term"). This Agreement may be terminated at an earlier time before the first anniversary hereof by either party with at least 30 days written notice. The Term will be automatically renewed for successive one-year periods, unless either party provides written notice at least thirty (30) days before the end of the Term that such party does not wish to renew this Agreement. Upon a termination of this Agreement, the provisions of Sections 5, 6, 7, 9 and 10 shall survive.

4. Certain Other Contracts.

4.1 Consultant has disclosed on Exhibit A hereto any agreements with obligations to any third-party to which the Consultant is bound, either directly or indirectly, that may prevent, prohibit, interfere or conflict with Consultant performing all of his/her obligations hereunder. During the Term, Consultant will not enter into any agreement that would prevent, prohibit, interfere or conflict with Consultant performing services hereunder, without the prior written consent of the Company’s President.

5. Confidentiality.

5.1 Consultant acknowledges that, during the course of performing his services hereunder, the Company will disclose information to Consultant, and Consultant will be developing information related to the Field of Interest, inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information whether or not related to the Field of Interest (collectively "Confidential Information"). Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious irreparable harm to the Company.

5.2 Consultant agrees: (i) that the Confidential Information will be used by Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company; and (ii) not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company, and to treat all such information as confidential and proprietary property of the Company.

5.3 The term "Confidential Information" does not include information that: (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement; (ii) was within the relevant party's possession before being furnished to such a party; (iii) becomes available to the relevant party on a nonconfidential basis through no wrongful act of Consultant, or (iv) was independently developed by the relevant party without reference to the information provided by the Consultant.

5.4 Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If such disclosure is required, Consultant will give the Company advance notice and cooperate with the Company so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

5.5 Intellectual Property Rights. (a) The parties intend that the Company shall be the sole and exclusive owner of all right, title and interest in and to the any information related to the Field of Interest, inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information learned or developed hereunder (the “Company Property”), including, without limitation, any copyrights, patents, trade secrets and other intellectual or industrial property rights (collectively “Intellectual Property Rights”) and Consultant specifically disclaims any Intellectual Property Rights in or to the Company Property. If Consultant obtains any ownership or other interest in the Intellectual Property Rights in the Company Property, Consultant hereby assigns and agrees to assign to Company ownership, right, title and interest in all Intellectual Property Rights in and to the Company Property and all works of authorship, inventions, processes, trade secrets, and all other creations conceived or developed, in whole or in part, in developing the Company Property, as well as all derivative works thereof made by the Company.

(b) Consultant agrees to cooperate with the Company or its designee(s), both during and after the Term, in the procurement and maintenance of the Company’s Intellectual Property Rights in the Company Property and to execute, when requested, any other documents deemed necessary by the Company to carry out the purpose of this Agreement. The Company will provide Consultant with written notice of the Company’s request that Consultant execute a document required to apply for, prosecute or maintain any Intellectual Property Right with respect to the Company Property. In the event that within thirty (30) days of such written notice the Company is unable for any reason to secure Consultant’s signature to any document required to apply for, prosecute or maintain any Intellectual Property Rights with respect to the Company Property, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agents and attorneys in fact to act for and on its behalf and, instead of Consultant, to execute and file any such document required to apply for, prosecute or maintain any Intellectual Property Right with respect to the Company Property and to do all other lawfully permitted acts to further the application, prosecution and maintenance of such Intellectual Property Rights, with the same legal force and effect as if executed by Consultant. This limited power of attorney shall be deemed a power coupled with an interest and is therefore irrevocable.

6. No Conflict: Valid and Binding. Consultant represents that neither the execution of this Agreement nor the performance of Consultant's obligations under this Agreement (as modified to the extent required by Section 4) will result in a violation or breach of any other agreement by which Consultant is bound, directly or indirectly. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company.

7. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given: (i) upon receipt when delivered personally or via e-mail; (ii) one day after sending when sent by overnight courier service (such as Federal Express); or (iii) five days after sending when sent by regular mail to the addresses set forth on the signature page to this Agreement, or to other such address as may have been designated by the Company or Consultant by notice to the other given as provided herein.

8. Independent Contractor: Withholding. Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. Consultant will not act as an agent for the Company nor will Consultant be deemed to be a Company employee for the purposes of any employee benefit program, unemployment benefits, or otherwise. Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes, if any, and that it is Consultant's sole responsibility to file any and all such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements nor incur any obligations on behalf of the Company.

9. Assignment; Severability. Due to the personal nature of the services to be rendered by Consultant, Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary, an affiliate, or to a successor to all or a substantial part of its business and assets without the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

10. Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of New York applicable to an agreement made and to be performed wholly within the said state. This Agreement represents the entire understanding of the parties, supersedes all prior agreements between the parties, whether oral or in writing, and may only be amended in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MODIGENE INC.	CONSULTANT

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